Exhibit 99.1

                                                            One Ameren Plaza
                                                            1901 Chouteau
                                                            Avenue
                                                            St. Louis, MO 63103
[GRAPHIC OMITTED][GRAPHIC OMITTED]

Contact:
-------

Media                         Analysts                        Investors
Tim Fox                       Bruce Steinke                   Investor Services
(314) 554-3120                (314) 554-2574                  (800) 255-2237
tfox2@ameren.com              bsteinke@ameren.com             invest@ameren.com
                              -------------------

FOR IMMEDIATE RELEASE
---------------------


                   AMEREN REPORTS THIRD QUARTER 2004 EARNINGS
                         Narrows 2004 Earnings Guidance

     St. Louis, Mo., Oct. 22, 2004---Ameren Corporation (NYSE: AEE) today announced third quarter 2004 net income of $232 million, or $1.20 per share, compared to third quarter 2003 net income of $275 million, or $1.70 per share. Net income in the third quarter of 2003 included an after-tax gain of $31 million, or 19 cents per share, related to the settlement of a dispute over certain coal mine reclamation issues with a supplier. Excluding this item, third quarter 2003 net income was $244 million, or $1.51 per share. Earnings per share for the three months ended Sept. 30, 2004, were lower than the year-ago period primarily due to abnormally mild summer weather this quarter and greater common shares outstanding resulting from the equity financing of the Illinois Power acquisition prior to the close of that transaction.

     Net income for the first nine months of 2004 was $447 million, or $2.44 per share, compared to $486 million, or $3.02 per share, in the first nine months of 2003. Net income for the first nine months of 2003 also included the coal mine reclamation settlement gain along with an after-tax gain of $18 million, or 11 cents per share, that was recorded in the first quarter of 2003 for the adoption of a new accounting standard related to the recognition of asset retirement obligations. Excluding these two gains, net income for the first nine months of 2003 was $437 million, or $2.72 per share.

     "Our solid operational performance this quarter was overshadowed by the extremely mild summer weather conditions that we experienced," noted Gary L. Rainwater, chairman, chief executive officer and president of Ameren Corporation. "As a result, demand for power was significantly lower than during 2003's near-normal summer weather conditions, which negatively impacted third quarter 2004 earnings per share by an estimated 20 cents, as compared to 2003. Year-over-year earnings per share for the quarter were also reduced by 18 cents due to increased shares outstanding. In July, the company issued 10.9 million common shares, in

                                    - more -

Add One

addition to the 19.1 million shares it issued in February 2004, to complete the equity financing necessary for the Illinois Power acquisition, which closed on Sept. 30, 2004."

     Revenues in the third quarter of 2004 decreased $36 million to $1.32 billion, compared to the same period in 2003. Weather-sensitive residential electric sales decreased approximately 9 percent in the current quarter from the third quarter of 2003 as cooling degree days in Ameren's service territory in 2004 were over 20 percent below the third quarter of 2003. According to the National Weather Service, summer weather in Ameren's service territory was the 7th mildest in the past 109 years, and Ameren's Midwest region was the coolest in the continental U.S. in 2004.

     Weather-sensitive commercial electric sales in the third quarter of 2004 were generally flat with the same period in 2003. Industrial electric sales decreased approximately 4 percent, or $7 million, in the third quarter of 2004 as compared to the third quarter of 2003, due to the expiration of several low margin power contracts with customers outside of Ameren's core service territory.

     As a result of increased availability of low-cost generation due to the milder weather and solid power plant operations, interchange electric sales in the third quarter of 2004 increased approximately 19 percent from the comparable 2003 period. Interchange revenues increased approximately 27 percent, or $17 million, due to the increased sales and higher power prices as compared to the year-ago period.

     On Sept. 30, 2004, Ameren completed the acquisition of Decatur, Ill.-based Illinois Power Company (IP) and a 20 percent interest in Electric Energy, Inc. "Clearly, one of our significant achievements for the quarter was the closing of the Illinois Power acquisition in only eight months, well ahead of our plan. Now that the acquisition is completed, we are focusing our attention on integrating IP with the rest of our operations to realize the expected synergies from this transaction, and we are executing our plan to improve IP's financial condition," added Rainwater. "We were also pleased that immediately following the announcement of the completion of the transaction, the three major credit rating agencies increased IP's credit ratings to investment grade."

     "Since we announced this acquisition, we have identified greater synergies and are realizing lower financing costs than expected," added Warner L. Baxter, executive vice president and chief financial officer of Ameren. "These incremental benefits have been largely offset by higher-than-expected power supply costs, including those to be recognized under purchase

                                    - more -

Add Two

accounting, due to increases in power prices. The bottom line is that we continue to expect the IP acquisition to be accretive to earnings by 5 to 10 cents per share in each of the first two years after closing, in line with our original expectations."

     Ameren also announced today that the company was narrowing its guidance for 2004 earnings to between $2.70 and $2.85 per share to reflect year-to-date results, including the much milder-than-normal weather through September and the benefit of the earlier than expected completion of the Illinois Power acquisition. The company's guidance is subject to, among other things, plant operations, weather conditions, energy market and economic conditions, unusual or otherwise unexpected gains or losses and other risks and uncertainties outlined in the company's Forward-looking Statements section of this release.

     Ameren has historically included a balance sheet, and income and cash flow statements with its quarterly earnings releases. As a result of the acquisition of IP on September 30, 2004, and the need to complete the preliminary accounting for this transaction, Ameren is only providing a consolidated income statement and selected other financial data at this time. Ameren will file its cash flow statement and balance sheet in its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2004, which will be filed by Nov. 9, 2004. Ameren will also file a separate Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2004, for Illinois Power.

     Ameren will conduct a conference call for financial analysts at 9:00 a.m. (Central Time) on Friday, October 22, 2004, to discuss third quarter and year-to-date 2004 earnings and other matters related to the company. Investors, the news media and the public may listen to a live Internet broadcast of the Ameren analyst call at www.ameren.com by clicking on "Q3 2004 Ameren Corporation Earnings Conference Call," then the appropriate audio link. A slide presentation is also available on Ameren's Web site that reconciles earnings per share between the third quarter and first nine months of 2004 and the same periods of 2003, and provides a summary of Ameren's updated 2004 earnings guidance. To access this presentation, simply follow the links for the Webcast, and then click on the link for the presentation, which is provided in a .pdf format. The analyst call will also be available for replay on the Internet for one year. Telephone playback of the conference call will also be available beginning at 12:00 p.m. (Central Time), Oct. 22, until Oct. 29 by dialing, U.S. (888) 203-1112; international (719) 457-0820, and entering the number: 997214.


                                    - more -

Add Three

     Ameren president, chairman and chief executive officer Gary L. Rainwater and executive vice president and chief financial officer Warner L. Baxter will give a presentation to analysts on Tuesday, Oct. 26, 2004 at the Edison Electric Institute 39th Annual Financial Conference. The presentation will be at 12:45 p.m. Eastern Time (11:45 a.m. Central Time, 9:45 a.m. Pacific Time). This presentation is being webcast and can be accessed at www.ameren.com by clicking on "Ameren Corporation at 39th Edison Electric Institute Financial Conference," then the appropriate audio link.

     With assets of approximately $17 billion, Ameren serves 2.3 million electric customers and more than 900,000 natural gas customers in Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a capacity of more than 14,800 megawatts.

Regulation G
------------

     In addition to presenting results of operations and earnings amounts in total, Ameren has presented certain information in this news release on a per share basis. These per share amounts reflect certain factors that directly impact Ameren's total earnings. Ameren believes this per share information is useful because it enables readers to better understand the impact of these factors on the company's earnings.

Forward-looking Statements
--------------------------

     Statements made in this release, which are not based on historical facts, are "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such "forward-looking" statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in past and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such "forward-looking" statements:

o    the effects of the  stipulation  and  agreement  relating  to the  AmerenUE
     Missouri electric excess earnings complaint case and other regulatory actions, including changes in regulatory policies;
o changes in laws and other governmental actions, including monetary and fiscal policies;
o the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, or the implementation of deregulation, such as in Illinois when current power supply contracts expire in 2006;
o    the effects of participation in the Midwest Independent System Operator;
o the availability of fuel for the production of electricity, such as coal and natural gas, and purchased power and natural gas for distribution, and the level and volatility of future market prices for such commodities, including the ability to recover any increased costs;
o    the use of financial and derivative instruments;
o    average rates for electricity in the Midwest;
o    business and economic conditions, including their impact on interest rates;
o disruptions of the capital markets or other events making Ameren's access to necessary capital more difficult or costly;

o the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
o    actions of ratings agencies and the effects of such actions;
o    weather conditions;
o    generation plant construction, installation and performance;
o operation of nuclear power facilities, including planned and unplanned outages, and decommissioning costs;
o    the  effects  of  strategic   initiatives,   including   acquisitions   and
     divestitures;
o the impact of current environmental regulations on utilities and generating companies and the expectation that more stringent requirements will be introduced over time, which could potentially have a negative financial effect;
o future wages and employee benefit costs, including changes in returns on benefit plan assets;
o difficulties in integrating AmerenCILCO and AmerenIP with Ameren's other businesses;
o changes in the energy markets, environmental laws or regulations, interest rates or other factors adversely impacting assumptions in connection with the CILCORP Inc. and Illinois Power acquisitions;
o cost and availability of transmission capacity for the energy generated by Ameren's generating facilities or required to satisfy energy sales made by Ameren; and
o    legal and administrative proceedings.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #


                            AMEREN CORPORATION (AEE)
                        CONSOLIDATED STATEMENT OF INCOME
               (Unaudited, in millions, except per share amounts)

                                                                                     Three Months Ended        Nine Months Ended
                                                                                        September 30,             September 30,
                                                                                   ----------------------   ----------------------
                                                                                      2004        2003         2004         2003
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues:
------------------------------------------------------------------------------------------------------------------------------------
          Electric                                                                    $ 1,237     $ 1,269      $ 3,182      $ 3,101
          Gas                                                                              78          82          498          450
          Other                                                                             2           2            5            6
                                                                                      --------    --------     --------     --------
              Total operating revenues                                                  1,317       1,353        3,685        3,557


Operating Expenses:
------------------------------------------------------------------------------------------------------------------------------------
          Fuel and purchased power                                                        330         336          890          814
          Gas purchased for resale                                                         54          51          335          316
          Other operations and maintenance                                                307         302          956          901
          Coal contract settlement                                                          -         (51)           -          (51)
          Depreciation and amortization                                                   136         132          398          388
          Taxes other than income taxes                                                    77          83          231          238
                                                                                      --------    --------     --------     --------
              Total operating expenses                                                    904         853        2,810        2,606
                                                                                      --------    --------     --------     --------
Operating Income                                                                          413         500          875          951
------------------------------------------------------------------------------------------------------------------------------------

Other Income and (Deductions):
------------------------------------------------------------------------------------------------------------------------------------
            Miscellaneous income                                                            8           4           20           16
            Miscellaneous expense                                                          (1)         (3)          (6)         (14)
                                                                                      --------    --------     --------     --------
              Total other income and (deductions)                                           7           1           14            2
                                                                                      --------    --------     --------     --------

Interest Charges and Preferred Dividends:
------------------------------------------------------------------------------------------------------------------------------------
          Interest                                                                         62          69          192          204
          Preferred dividends of subsidiaries                                               3           3            8            8
                                                                                      --------    --------     --------     --------
              Net interest charges and preferred dividends                                 65          72          200          212
                                                                                      --------    --------     --------     --------

Income Before Income Taxes and Cumulative Effect of Change in Accounting Principle        355         429          689          741
------------------------------------------------------------------------------------------------------------------------------------

Income Taxes                                                                              123         154          242          273
                                                                                      --------    --------     --------     --------
Income Before Cumulative Effect of Change in Accounting Principle                         232         275          447          468
------------------------------------------------------------------------------------------------------------------------------------

Cumulative Effect of Change in Accounting Principle, Net of Income Taxes                    -           -            -           18
------------------------------------------------------------------------------------------------------------------------------------

Net Income                                                                            $   232     $   275      $   447      $   486
====================================================================================================================================

Earnings per Common Share - Basic and Diluted:
 Income before cumulative effect of change in accounting principle                    $  1.20     $  1.70      $  2.44      $  2.91
 Cumulative effect of change in accounting principle, net of income taxes                   -           -            -         0.11
                                                                                      --------    --------     --------     --------
Earnings per Common Share - Basic and Diluted:                                        $  1.20     $  1.70      $  2.44      $  3.02
====================================================================================================================================


Average Common Shares Outstanding                                                       193.5       161.8        183.5        160.7
====================================================================================================================================


                            AMEREN CORPORATION (AEE)
                        CONSOLIDATED OPERATING STATISTICS

                                                           Three Months Ended                  Nine Months Ended
                                                              September 30,                       September 30,
                                                  -------------------------------     ------------------------------
                                                            2004             2003              2004             2003
                                                  --------------    -------------     -------------    -------------
Electric Sales - KWH (in millions):
       Residential                                        5,002            5,488            13,930           13,706
       Commercial                                         5,354            5,370            15,050           14,493
       Industrial                                         4,445            4,628            13,216           12,854
       Wholesale                                          2,457            2,418             7,143            6,671
       Other                                                 80               74               235              225
                                                  --------------    -------------     -------------    -------------
         Native                                          17,338           17,978            49,574           47,949
       Interchange sales                                  2,557            2,145             7,058            6,566
       EEI (outside sales)                                1,569            1,849             3,676            4,073
                                                  --------------    -------------     -------------    -------------
         Total                                           21,464           21,972            60,308           58,588

Electric Revenues - (in millions):
       Residential                                     $    408         $    452          $  1,006         $  1,007
       Commercial                                           368              372               925              911
       Industrial                                           206              213               560              541
       Wholesale                                             92               87               256              228
       Other                                                  7                7                20               16
                                                  --------------    -------------     -------------    -------------
         Native                                           1,081            1,131             2,767            2,703
       Interchange sales                                     80               63               238              221
       EEI (outside sales)                                   40               51                87              111
       Other                                                 36               24                90               66
                                                  --------------    -------------     -------------    -------------
         Total                                            1,237            1,269             3,182            3,101

Power Supply  (%):
       Fossil                                              80.3             77.0              81.0             77.2
       Nuclear                                             11.6             11.0               8.3             11.9
       Hydro                                                1.3              0.6               1.6              0.9
       Purchased                                            6.8             11.4               9.1             10.0

Fuel Cost per KWH (cents)                                 1.098            1.166             1.104            1.081
Gas Sales - MMBTU (in thousands)                          6,467            6,983            53,817           50,745

                                                  September 30,     December 31,
                                                           2004             2003
                                                  --------------    -------------
Common Stock:
       Shares outstanding (in millions)                   194.7            162.9
       Book value per share                              $29.95           $26.73

Capitalization Ratios (a):
       Common equity                                      49.1%            47.5%
       Preferred stock                                     1.8%             2.0%
       Debt, net of cash                                  49.1%            50.5%


(a)    Includes estimated impact of Illinois Power acquisition.